SUBSCRIPTION AGREEMENT


Light Index Fund, Inc.
704 Court A
Tacoma, WA 98402

Ladies and Gentlemen:

The undersigned hereby subscribes for ______ shares of Class A Common Stock (Light Index Fund), $10.00 per share of Light Index Fund, Inc., in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of $______.

It is understood that a certification or certificates representing the shares subscribed for shall be issued to the undersigned upon request at any time after receipt by you of payment therefore, and that said shares shall be deemed to be fully paid and nonassessable.

The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

Dated and effective as of this ______ day of _______, 199__.


                         By: _____________________________



                                   ACCEPTANCE



The foregoing subscription is hereby accepted. Dated and effective as of this ________ day of ______________________, 199__.

                                        By: _______________________________

                                            Henry Hewitt, President
                                            Light Index Fund, Inc.

Attest:


---------------------------------

Charles O'Herin
Secretary/Treasurer